Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-86842 and 333-68283) and Form S-8 (No. 333-100214) of AMB Property, L.P. and Forms S-8 (Nos. 333-42015, 333-78779 and 333-90042) of AMB Property Corporation of our report dated March 9, 2006, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations as discussed in Note 17, as to which the date is June 5, 2006 relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.
/s/ PricewaterhouseCoopers LLP
San Francisco, California
June 20, 2006